Exhibit 99.1
Trident Microsystems Regains Nasdaq Compliance
Announces Voting Results of Annual Meeting of Stockholders
SANTA CLARA, Calif., Nov. 29 /PRNewswire-FirstCall/ — Trident Microsystems, Inc. (TRID), a leading provider of digital TV technology for the consumer digital video marketplace, today announced that it has been formally notified by the Nasdaq Listing Qualifications Panel that the Company is now in compliance with Nasdaq’s requirements for continued listing on The Nasdaq Stock Market.
The Company had previously announced that after filing all outstanding periodic reports, it received the decision of the Nasdaq Listing Qualifications Panel to grant the Company’s request for continued listing on The Nasdaq Stock Market, subject to the condition that the Company has solicited proxies and held its annual meeting of stockholders on or prior to November 28, 2007. The Company held its annual meeting of stockholders on November 20, 2007.
The Company is also announcing the results of voting at the company’s Annual Meeting of Stockholders, held on November 20, 2007 at the Company’s headquarters in Santa Clara, California. Approximately 86.6% percent of outstanding shares were represented at the meeting.
The directors nominated as Class II directors to hold office for a two-year term ending at our Annual Meeting to be held in 2009 and until their respective successors are elected and qualified, Mr. Millard Phelps and Mr. Brian R. Bachman, were each reelected to our Board of Directors as Class II directors. The directors nominated as Class III directors to hold office for a three-year term ending at our Annual Meeting to be held in 2010 and until their respective successors are elected and qualified, Mr. Glen M. Antle and Ms. Sylvia D. Summers, were each reelected to our Board of Directors as Class III directors. Each of these four nominees received votes in favor of their re-election representing more than a majority of shares voted.
Stockholders ratified the appointment of PricewaterhouseCoopers LLP as Trident Microsystems’ independent registered public accountants for the year ending June 30, 2008, with votes in favor of the proposal representing approximately 98 percent of the shares voted.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc., HiDTV™, DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.